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                                                                    EXHIBIT 23.5



                    CONSENT OF KPMG LLP, INDEPENDENT AUDITOR



The Board of Directors
Ribi ImmunoChem Research, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-84841) on Form S-3 of Corixa Corporation of our report dated January 22, 1999, with respect to the balance sheets of Ribi ImmunoChem Research, Inc. as of December 31, 1998 and 1997, and the related statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the Form 8-K of Corixa Corporation dated August 18, 1999.


                                                        KPMG LLP

Billings, Montana
August 18, 1999




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